UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant     ☐

Check the appropriate box:

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Lenox Group Inc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6436 City West Parkway, Eden Prairie, Minnesota 55344

Notice of Annual Meeting of Stockholders
to be Held May 17, 2006

To all Stockholders of Lenox Group Inc:

You are invited to attend the 2006 Annual Meeting of Stockholders of Lenox Group Inc (the Company). The Annual Meeting will be held at 7 West 34th Street, 11th Floor, Suite 1117, New York, NY 10001, beginning at 11:00 a.m., Eastern Daylight Time, on Wednesday, May 17, 2006. At the meeting, the Company’s stockholders will act on the following matters:

•	Election of six directors for terms expiring in 2007;
•	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2006; and
•	Any other business that may properly come before the meeting.

The Board of Directors has fixed March 24, 2006, as the record date for the Annual Meeting. Only holders of the Company’s Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders as of March 24, 2006, will be available at the Annual Meeting for inspection by any stockholder.

Stockholders will need to register at the meeting to attend. If your shares are not registered in your name, you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of Lenox Group Inc Common Stock as of March 24, 2006. Please bring that documentation to the meeting to register.

By Order of the Board of Directors,

Louis A. Fantin, Secretary

Lawrenceville, New Jersey
April 6, 2006

Whether or not you expect to attend the Annual Meeting, please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the Proxy Statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

LENOX GROUP INC

6436 CITY WEST PARKWAY • EDEN PRAIRIE, MINNESOTA 55344

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2006

The Annual Meeting of Stockholders of Lenox Group Inc (the Company) will be held on Wednesday, May 17, 2006 at 7 West 34th Street, 11th Floor, Suite 1117, New York, NY 10001, beginning at 11:00 a.m., Eastern Daylight Time. The enclosed form of proxy is solicited by the Company’s Board of Directors. The Company anticipates that this Proxy Statement and the form of proxy will first be mailed to holders of the Company’s Common Stock on or about April 6, 2006.

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and proxy card because you own shares of Common Stock in the Company. This Proxy Statement describes issues on which the Company would like you, as a stockholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Louis A. Fantin and Robert O. Cohen as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments) as you have instructed them on the proxy card. With proxy voting, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, complete, sign and return your proxy card in advance of the meeting, just in case your plans should change.

If an issue comes up for vote at the meeting (or any adjournments) that is not described in this Proxy Statement, these representatives will vote your shares, under your proxy, at their discretion.

Can I receive proxy materials via the Internet?

For next year’s Annual Meeting, you can help the Company save significant printing and mailing expenses by agreeing to receive the Proxy Statement, proxy card and Annual Report electronically via the Internet. You can agree to receive next year’s proxy materials and Annual Report electronically by following the instructions set forth at the website http://www.econsent.com/lnx. If you choose to receive your proxy materials and Annual Report electronically, then prior to next year’s Annual Meeting, you will receive e-mail notification when the proxy materials and Annual Report are available for online review over the Internet. Your choice for electronic distribution will remain in effect for all future stockholder meetings unless you revoke it prior to the meeting by following the instructions set forth at the website http://www.econsent.com/lnx. If you elect to access these materials via the Internet, you can still request paper copies by contacting your brokerage firm, bank or the Company’s transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716. The Company does not charge a fee for receiving proxy materials through the Internet.

When is the record date?

The Board of Directors has fixed March 24, 2006, as the record date for the Annual Meeting. Only holders of Lenox Group Inc Common Stock as of the close of business on that date will be entitled to vote at the Annual Meeting.

How many shares are outstanding?

As of March 24, 2006, the Company had 14,039,231 shares of Common Stock issued and outstanding. Each share is entitled to one vote. No cumulative rights are authorized, and dissenters’ rights are not applicable to any of the matters being voted upon.

What am I voting on?

You are being asked to vote on the following:

•	The election of six directors for terms expiring in 2007;
•	The ratification of the appointment of Deloitte & Touche LLP (Deloitte) as the Company’s independent registered public accounting firm for fiscal year 2006; and
•	Any other business that may properly come before the meeting.

How do I vote?

You have four voting options. You may vote by:

•	Signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope;
•	Internet;
•	Telephone; or
•	Attending the Annual Meeting and voting in person.

If your shares are registered in your name with the Company’s transfer agent, Wells Fargo, instead of through a broker or other nominee, you can vote your shares on the Internet or by telephone. If your shares are held in an account at a brokerage firm or bank participating in a “street name” program, you may already have been offered the opportunity to elect to vote using the Internet. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. These programs are different from the program offered by Wells Fargo for shares registered in the name of the stockholder.

If you vote by telephone or on the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting, or to change your vote electronically or by telephone.

Can stockholders vote in person at the Annual Meeting?

The Company will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate, or the shares are registered in someone else’s name, you must request a legal proxy from your stockbroker or the registered owner to vote at the meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of your shares.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Voting again over the Internet or by telephone prior to 12:00 p.m., Central Time (CT), on May 16, 2006;
•	Signing another proxy with a later date and mailing it to the Company’s transfer agent, Wells Fargo, as long as Wells Fargo receives the proxy prior to 12:00 p.m., CT, on May 16, 2006;
•	Voting in person at the Annual Meeting; or
•	Giving written notice to the Company’s Secretary prior to 12:00 p.m., CT, on May 16, 2006.

How many votes does the Company need to hold the meeting?

To conduct the Annual Meeting, the Company must have a quorum, which means that a majority of outstanding shares of the Company’s Common Stock as of the record date must be present at the meeting. Your shares will be counted as present at the Annual Meeting if you:

•	Vote via the Internet or by telephone;
•	Submit a properly executed proxy card (even if you do not provide voting instructions); or
•	Attend the Annual Meeting and vote in person.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will not be included in vote totals and will not affect the outcome of the vote of any proposal contained in this year’s Proxy Statement.

How many votes are needed to elect directors?

The nominees for election as directors at the 2006 Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that since stockholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.

A properly executed proxy card marked “Withheld” with respect to the election of directors will not be voted and will not count FOR or AGAINST any of the nominees.

How many votes are needed to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2006?

The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2006 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked “Abstain” with respect to this proposal will not be voted and will not count FOR or AGAINST this proposal.

Will my shares be voted if I do not sign and return my Proxy Card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

The election of directors and the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm are “routine” matters under New York Stock Exchange (NYSE) rules. The NYSE rules allow brokerage firms to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter. The Company encourages you to provide instructions to your brokerage firm to vote your proxy. This action ensures your shares will be voted at the meeting.

If your shares are registered in your name, and you do not sign and return your proxy card, your shares will not be voted at the meeting.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further instructions, your shares will be voted:

•	FOR each director nominee for terms expiring in 2007; and
•	FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2006.

Voting results will be tabulated and certified by the Company’s transfer agent, Wells Fargo.

Where can I find the voting results of the meeting?

The Company will announce preliminary voting results at the meeting and will publish the final results in the Company’s Quarterly Report on Form 10-Q for the second quarter of 2006, which will be filed with the Securities and Exchange Commission (SEC).

Who will pay for the costs of soliciting proxies?

The Company will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, the Company’s directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. These individuals will receive no additional compensation for their services other than their regular salaries. Upon request, the Company will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of the Company’s Common Stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

How can I obtain a copy of the 2005 Annual Report on Form 10-K?

The Company’s 2005 Annual Report on Form 10-K, including audited financial statements, accompanies this Proxy Statement. The 2005 Annual Report on Form 10-K is available through the Company’s website at http://www.lenoxgroupinc.com.

At the written request of any stockholder who owns Common Stock on the record date, the Company will provide to such stockholder, without charge, an additional paper copy of the Company’s 2005 Annual Report on Form 10-K as filed with the SEC, including the financial statements and financial statement schedules but not including exhibits. If requested, the Company will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of the 2005 Annual Report on Form 10-K should be mailed to:

Lenox Group Inc
100 Lenox Drive
Lawrenceville, NJ 08648
Attention: Secretary

PROPOSAL 1 - ELECTION OF DIRECTORS

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR each of the nominees.

What is the current composition of the Board?

The Company’s By-Laws require the Board of Directors to have at least one, but no more than twenty-one, directors. The current Board is comprised of six directors.

Is the Board divided into classes? How long is the term?

No. All directors serve one-year terms until their successors are elected and qualified at the Annual Meeting.

Who is standing for election this year?

The Board of Directors, on the recommendation of the Board Affairs Committee, has nominated the following six directors for re-election at the 2006 Annual Meeting to hold office until the 2007 Annual Meeting: James E. Bloom; Susan E. Engel; Charles N. Hayssen; Stewart M. Kasen; Dr. Reatha Clark King; and John Vincent (Vin) Weber.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve, which is not anticipated, the Board of Directors may designate substitute nominees, in which event the proxy representatives will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

INFORMATION ON THE BOARD OF DIRECTORS

JAMES E. BLOOM, 63, has been a director since November 2001. Mr. Bloom is a private investor and was a business consultant with Bloom Consulting, Inc. from July 2001 to December 2005. From January 1995 to June 2001, he was Vice President—Sales & Marketing with Charter Systems LLC, a software developer of business communications solutions for the telecommunications industry. He has held a number of sales, marketing and managerial positions in the business technology area with various companies, starting his career with IBM Corporation in 1967.

SUSAN E. ENGEL, 59, has been a director since February 1996 and Chairwoman of the Board of the Company since September 1997. She has been Chief Executive Officer of the Company since November 1996, and was President and Chief Operating Officer from 1994 to 1996. From 1991 until joining the Company, she was President and Chief Executive Officer of Champion Products, Inc., the athletic apparel division of Sara Lee Corporation. From 1977 until 1991, she was a Vice President with Booz, Allen and Hamilton, heading up that company’s eastern retail practice group. She is a company director of Wells Fargo & Company and SuperValu, Inc.

CHARLES N. HAYSSEN, 55, has been a director since March 2004. Mr. Hayssen has been Chief Operating Officer of AllOver Media, Inc., an out-of-home media company, since August 2004. Mr. Hayssen was a private investor from April 2004 to August 2004, and Chief Financial Officer of ThinkEquity Partners LLC, an equity capital markets firm, from September 2002 to April 2004. Prior to September 2002, Mr. Hayssen was a private investor from November 2001 to September 2002, and Chief Financial Officer of Access Cash International L.L.C. from February 2000 to November 2001. Previously, Mr. Hayssen held a number of positions over a nineteen-year career with Piper Jaffray Companies Inc., including three years as Chief Information Officer, two years as Chief Operating Officer of Piper Capital Management and eight years as Chief Financial Officer.

STEWART M. KASEN, 66, has been a director since December 2000. Mr. Kasen has been President of S&K Famous Brands, Inc., a retailer of menswear, since April 2002. He was President of

Schwarzschild Jewelers, a retail jewelry chain, from September 2001 to April 2002. From October 1999 until September 2001, Mr. Kasen was a consultant to the retail industry and a private investor. He was Chairman, President and Chief Executive Officer of Factory Card Outlet Corp., a specialty retailer, from May 1998 until October 1999. Mr. Kasen is a director of S&K Famous Brands, Inc., K2, Inc., Markel Corp., and Retail Holdings N.V.

REATHA CLARK KING, 67, has been a director since May 2002. Dr. King was President and Executive Director of General Mills Foundation from November 1988 until May 2002, and served as Chairperson of the Foundation’s Board of Trustees from May 2002 until June 2003. She performs consulting work in organizational governance and philanthropic programs. Currently, Dr. King is a Senior Advisor for the Council on Foundations in Washington, D.C. Prior to joining General Mills Foundation, Dr. King held a variety of scientific and educational positions. She is a director of Exxon Mobil Corporation and Wells Fargo & Company.

JOHN VINCENT (VIN) WEBER, 53, has been a director since February 1993. Mr. Weber served in the United States House of Representatives from 1981 to 1993, representing Minnesota’s 2nd Congressional District. Since 1994, Mr. Weber has been a partner of Clark & Weinstock, Inc., providing strategic advice to institutions interested in issues before the legislative and executive branches of the federal government. Mr. Weber is Chairman of the National Endowment for Democracy, a private, nonprofit organization created in 1983 to strengthen democratic institutions around the world through non-governmental efforts. He was co-director of the Domestic Policy Project of the Aspen Institute and currently serves as a full Trustee for the Institute. He also is a fellow at the Humphrey Institute at the University of Minnesota, where he is a co-director of the Policy Forum (formerly the Mondale Forum).

CORPORATE GOVERNANCE

BOARD OF DIRECTORS STRUCTURE

How many times did the Board of Directors meet in fiscal 2005?

During fiscal year 2005, the Board held four regular meetings, three special meetings, and took action by unanimous written consent in lieu of a meeting on one occasion, as permitted under the Company’s By-Laws. Each current director attended at least 75% of the meetings of the Board of Directors and Board Committees on which the directors served during fiscal year 2005.

How does the Board determine which directors are independent?

In February 2004, the Board adopted governance principles containing independence standards for directors. The guidelines set by the Board require that a majority of the members of the Board be independent as defined under applicable law, NYSE listing standards and other governance principles, as adopted by the Board. A director will not be considered independent if he or she has a material relationship with the Company.

What was the Board’s determination with respect to director independence?

The independence of each director was reviewed by the Company. As a result of that review, it was determined that the following directors are independent: Mr. Bloom; Mr. Hayssen; Mr. Kasen; Dr. King; and Mr. Weber. Ms. Engel is not independent because she is employed by the Company as its Chief Executive Officer.

How can stockholders communicate with the Board?

Stockholders who are interested in communicating directly with members of the Board, including the lead director, the nonmanagement directors as a group or any chairperson of a Board committee, may do so by writing directly to those individuals c/o Secretary, Lenox Group Inc, 100 Lenox Drive, Lawrenceville, NJ 08648. The Company’s Secretary will forward all such communications directly to the appropriate Board member. If the correspondence is not addressed to a particular member, the communication will be forwarded to the Chairwoman of the Board. The Company’s Secretary will review all communications before forwarding to the appropriate Board member.

Do the nonmanagement directors of the Board meet during the year?

Yes. The nonmanagement directors hold an executive session at each regular Board meeting without the attendance of the Chairwoman and Chief Executive Officer.

Does the Company have a lead director?

Yes. The lead director is Stewart M. Kasen.

Does the Board have a policy with respect to attendance at the Annual Meeting?

Yes. The Board has adopted a policy stating that all directors are expected to attend the Annual Meeting. Although the Board understands that there may be situations that prevent a director from attending an Annual Meeting, the Board strongly encourages all directors to make attendance at the Annual Meeting a priority. All of the directors who were serving at the time of the 2005 Annual Meeting attended that meeting.

Are directors allowed to serve on the Boards of other companies?

Yes. The Board does not believe that its members should be prohibited from serving on the Boards of other companies so long as those commitments do not create material, actual or potential conflicts and do not interfere with the director’s ability to fulfill his or her duties as a member of the Company’s Board. The Board Affairs Committee will take into account the nature and time involved in the director’s service on other boards in assessing director nominees.

DIRECTOR COMPENSATION

How are the directors compensated?

Directors are compensated as follows:

•	An annual retainer of $25,000;
•	An additional retainer of $10,000 for the lead director and the chairperson of the Audit Committee; $5,000 for the chairperson of the Compensation Committee; and $3,000 for the chairperson of the Board Affairs Committee;
•	In-person and telephonic Board Meeting fees of $1,500 per meeting and committee meeting fees of $1,000 per meeting;
•	4,000 stock options, which are exercisable on the first anniversary of the grant date; and
•	2,000 restricted shares, which vest after three years as long as the director is still serving.

The Company pays the annual retainer on a quarterly basis, either in cash or in stock, at each director’s election. Directors may elect to receive shares of Common Stock in lieu of all or a portion of their cash fees, in which case shares of Common Stock are issued having a fair market value on the date of issuance of 110% of the cash fees which would otherwise then be payable. The Company also reimburses directors for travel expenses incurred in traveling to committee and full Board meetings. Directors who are employees are not paid cash or stock compensation for serving on the Board.

COMMITTEE STRUCTURE

What are the committees of the Board?

The Board of Directors currently has four committees: Audit, Board Affairs, Compensation and Executive.

Who are the members of the committees, and how many times did the committees meet during fiscal year 2005?

The following table summarizes the current composition of each of the committees and the number of times each committee met during fiscal year 2005:

	Audit	Board Affairs	Compensation	Executive

James E. Bloom	Member
Susan E. Engel				Chair
Charles N. Hayssen	Chair
Stewart M. Kasen			Chair	Member
Dr. Reatha Clark King		Member	Member
Vin Weber	Member	Chair	Member

Number of Meetings during Fiscal Year 2005	6	3	3	—

Will the committees have the same members during fiscal 2006?

Yes. At this time, it is anticipated that all directors will remain on their current committees.

When and how are the chairperson and members of the committees selected?

The Board of Directors selects the members and designates the chairperson of each committee at the Board meeting held on the date of the Annual Meeting in each fiscal year.

AUDIT COMMITTEE

What are the responsibilities of the Audit Committee?

On February 18, 2004, the Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. The Charter was reviewed by the Committee on February 15, 2006 and it was determined that no changes were required. The Audit Committee is responsible for assisting the Board in serving as an oversight to the Company’s:

•	Financial reporting, accounting and controls;
•	Compliance with legal and regulatory requirements; and
•	Performance of its internal audit function and its independent auditors.

The Audit Committee has available to it the resources and authority to fully discharge its responsibilities, including, but not limited to, the resources and authority to engage outside auditors or other auditors for special audits, reviews and other procedures and to retain independent counsel and other advisors, experts and consultants.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is comprised of at least three nonmanagement directors. All of the members of the Audit Committee must be “independent” within the meaning of the Company’s Governance Principles and as required by applicable SEC and NYSE listing standards, and must meet the financial literacy requirements of the NYSE.

Does the Audit Committee have a financial expert?

Yes. The Board has determined that Mr. Hayssen qualifies as an “audit committee financial expert” under applicable SEC rules and NYSE listing standards.

BOARD AFFAIRS COMMITTEE

What are the responsibilities of the Board Affairs Committee?

The Board of Directors has adopted a Board Affairs Committee Charter, which sets forth the following responsibilities of the Board Affairs Committee:

•	Identifying, interviewing and recommending for Board approval candidates for directorships, including those recommended by stockholders;
•	Coordinating the evaluation of Board performance; and
•	Reviewing and recommending enhancements to the Company’s corporate governance structures.

What are the qualifications for serving on the Board Affairs Committee?

The Board Affairs Committee is comprised of nonmanagement directors. All of the members of the Board Affairs Committee must be “independent” within the meaning of the Company’s Governance Principles and as required under the NYSE listing standards.

What does the Board Affairs Committee consider in selecting nominees to the Board?

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, energy and mature judgment. The Company works to have a Board representing diverse experience at policy-making and policy-implementing levels in business, government, education and philanthropy, and in areas that are relevant to the Company’s business activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities, although the Board is under no obligation to accept a resignation tendered under these circumstances.

What procedures does the Board Affairs Committee follow in identifying new nominees?

The Board Affairs Committee identifies director candidates from various sources and has the authority to engage and compensate third-party executive search consultants to assist it in identifying and evaluating possible nominees for director. Interviews are required of any candidate of substantial interest to the Board Affairs Committee. In fiscal year 2005, the Company engaged the consulting services of Corporate Board Executive Search to identify and evaluate potential candidates to serve as directors and paid that firm $40,000 for its services.

Will the Board Affairs Committee consider stockholder nominations for director?

Yes. The Board Affairs Committee will consider nominations for directors from the Company’s stockholders. Stockholders who wish to recommend qualified candidates to the Board Affairs Committee should write to the Chair of the Board Affairs Committee, c/o Secretary, Lenox Group Inc, 100 Lenox Drive, Lawrenceville, NJ 08648, setting forth the recommended candidate’s qualifications and other relevant biographical information. Such recommended candidates will receive the same level of consideration by the Board Affairs Committee as candidates identified on its own initiative or by other Board members based on the criteria described above.

COMPENSATION COMMITTEE

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a Compensation Committee Charter, which sets forth the responsibilities of the Compensation Committee. The Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to:

•	Establishing corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and determining the CEO’s compensation based on this evaluation;
•	Establishing, amending and designing director or officer compensation plans or other employee benefit plans, which require stockholder approval;
•	Approving equity awards for each fiscal year in accordance with the 2004 Stock Incentive Plan, which was approved by the shareholders.
•	Approving cash bonus awards for each fiscal year in accordance with the 2004 Cash Incentive Plan, which was approved by the shareholders.
•	Overseeing any other matters, such as severance agreements, change in control agreements or special or supplemental officer benefits, within the Committee’s authority, which, in the Committee’s judgment, should appropriately be decided by the full Board; and
•	Establishing and amending a succession plan for the Chief Executive Officer and other senior officers.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee of the Board of Directors is comprised of at least three nonmanagement directors. All of the members of the Compensation Committee must be “independent” within the meaning of the Company’s Governance Principles and as required under the NYSE listing standards. At least two members must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

EXECUTIVE COMMITTEE

What are the responsibilities of the Executive Committee?

The Board has adopted an Executive Committee Charter, which sets forth the responsibilities of the Executive Committee. Pursuant to the Charter, the Executive Committee has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except as otherwise provided by law or applicable rules of the NYSE. The Executive Committee reports its activities, findings and conclusions to the full Board of Directors at least once each year to the extent they are not otherwise discussed by any members of the Committee at Board meetings. Pursuant to the Charter and as circumstances require, the Executive Committee may:

•	Meet at such times during the year as it deems necessary;
•	Review and assess the Company’s sources and uses of funds, financial position and capital structure in relation to its long-range business plans;
•	Review and assess specific proposals for: (i) issuances or repurchases of stock or long-term notes or debt, (ii) other long-term financing transactions, and (iii) sales, purchases, leases or other acquisitions or dispositions of material assets; and
•	Recommend action for Board consideration.

What are the qualifications for serving on the Executive Committee?

The Executive Committee of the Board of Directors shall include at least two members of the Board. The Chief Executive Officer of the Company and the lead director shall each be a member of the Committee.

OTHER GOVERNANCE MATTERS

Does the Company have a Code of Conduct or Code of Ethics?

Yes. The Company has an Ethics and Business Conduct Code for all directors, executive officers and employees to express the Company’s commitment to maintain high standards of business and personal ethics. Among other things, the Ethics and Business Conduct Code covers supporting a healthy work environment, handling of confidential Company information, avoiding conflicts of interest and complying with applicable laws.

Are the directors and executive officers required to certify compliance with the Ethics and Business Conduct Code?

Yes. All of the Company’s directors and executive officers are required to certify compliance with the Ethics and Business Conduct Code at least annually. The Company will post on its website any amendment to, or waiver from, a provision of the Ethics and Business Conduct Code that applies to its principal executive officer, principal financial officer, principal accounting officer and to other persons who perform similar functions, as required by the rules of the SEC and the NYSE.

Where can I find the Company’s Corporate Governance Documents?

The following documents are available on the Corporate Governance page of the Company’s website at www.lenoxgroupinc.com/corporate_governance:

•	Board Governance Principles
•	Audit Committee Charter
•	Board Affairs Committee Charter
•	Compensation Committee Charter
•	Executive Committee Charter
•	Ethics and Business Conduct Code

In addition, copies of the above documents are available in print to any stockholder who requests them by contacting the Company’s Secretary at Lenox Group Inc, 100 Lenox Drive, Lawrenceville, NJ 08648.

PROPOSAL 2 - RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2006. The Audit Committee of the Board has appointed Deloitte to serve as the Company’s independent registered public accounting firm for fiscal year 2006. Although the Company is not required to submit the selection of its independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the appointment of Deloitte be ratified by the stockholders.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Services provided by Deloitte for fiscal year 2005 included: (i) the annual audit of the Company’s financial statements and audit of the design and operating effectiveness of its internal controls over financial reporting as of December 31, 2005; (ii) assistance with due diligence review in connection with the Company’s acquisition of Lenox, Incorporated; (iii) review of the Company’s quarterly and annual reports on Form 10-Q and 10-K, respectively; and (iv) review of the Company’s tax returns.

Will a representative of Deloitte be present at the meeting?

Yes, one or more representatives of Deloitte will be present at the meeting. The representative(s) will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

What if this proposal is not approved?

If the appointment of Deloitte is not ratified, the Audit Committee may consider the appointment of another firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s Common Stock by each person or group who beneficially owned five percent or more of the Common Stock, the Company’s directors, the executive officers named in the Summary Compensation Table, and the Company’s directors and officers as a group, as of March 6, 2006. Unless otherwise noted, the Company believes that all persons named in the table below have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them.

Name	Number of Shares Beneficially Owned (1)	Percentage of Class (1)

Fidelity Management & Research (2)	2,085,845	14.9%
Barclays Global Investors (3)	1,905,988	13.6%
Wells Fargo & Company (4)	1,193,648	8.5%
UBS Global Asset Management (5)	1,179,200	8.4%
Dimensional Fund Advisors (6)	768,850	5.5%
James E. Bloom (7)	27,909	*
Susan E. Engel (7)	566,428	3.9%
Charles N. Hayssen (7)	16,843	*

Name	Number of Shares Beneficially Owned (1)	Percentage of Class (1)

Stewart M. Kasen (7)	34,089	*
Reatha Clark King (7), (8)	25,990	*
John Vincent Weber (7)	63,558	*
Elise M. Linehan (7)	183,399	1.3%
Andrew E. Melville (7)	132,153	*
Michael J. Rothmeier (7)	69,924	*
Timothy J. Schugel (7)	191,881	1.4%
All directors and officers as a group (20 persons) (9)	1,554,386	10.2%

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock which that person has the right to acquire within 60 days following March 6, 2006. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following March 6, 2006, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	This information is obtained from a Schedule 13G, dated February 14, 2006, filed with the SEC by FMR Corp. (FMR), Edward C. Johnson, III and Abigail P. Johnson reporting information as of December 31, 2005. FMR beneficially owns 2,085,845 shares of Common Stock, of which it has sole voting power with respect to 4,100 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,085,845 shares, and shared dispositive power with respect to 0 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is an investment advisor to the Fidelity Low Priced Stock Fund which beneficially owns 1,390,500 of the above-mentioned shares. Beneficial ownership of all 2,085,845 shares is attributed to Fidelity Management & Research Company and FMR Corp. Beneficial ownership of all such shares can also be attributed to Edward C. Johnson, III as a result of its control and ownership of FMR Corp. The address of the principal business office of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.
(3)	This information is obtained from a Schedule 13G, dated February 14, 2005, filed with the SEC by Barclays Global Investors, NA (BGI) and Barclays Global Fund Advisors (BGF) reporting information as of December 31, 2004. BGI beneficially owns 1,560,982 shares of Common Stock, of which it has sole voting power with respect to 1,469,611 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,560,982 shares, and shared dispositive power with respect to 0 shares. BGF beneficially owns 345,006 shares of Common Stock, of which it has sole voting power with respect to 345,006 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 345,006 shares, and shared dispositive power with respect to 0 shares. The address of the principal business office of BGI and BGF is 45 Fremont Street, San Francisco, California 94105.
(4)	This information is obtained from a Schedule 13G dated March 2, 2006 filed with the SEC by Wells Fargo & Company (Wells Fargo). Wells Fargo beneficially owns, either directly or indirectly, through its wholly owned subsidiaries, 1,193,648 shares of Common Stock, which it has sole voting power with respect to 1,094,367 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,154,602 shares and shared dispositive power with respect to 0 shares. Wells Capital Management Incorporated, a wholly owned subsidiary, is an investment advisor that beneficially owns 1,133,071 shares of Common Stock, which it has sole voting power with respect to 1,044,900 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 1,133,071 shares and shared dispositive power with respect to 0 shares. Wells Fargo and its wholly owned subsidiaries disclaim beneficial ownership of the securities covered in the Schedule 13G for any purpose whatsoever. The address of the principal business of Wells Fargo is 420 Montgomery Street, San Francisco, CA 94104.
(5)	This information is obtained from a Schedule 13G dated February 14, 2006, filed with the SEC by UBS AG (UBS AG) reporting information as of December 31, 2005. UBS Global Asset Management (UBS AM) is a wholly owned subsidiary of UBS Americas Inc., which is a wholly owned subsidiary of UBS AG. The filing reflects securities beneficially owned by UBS AM, the investment group of UBS AG and its subsidiaries and affiliates. UBS AG beneficially owns, either directly or indirectly, through its wholly owned subsidiaries, 1,179,200 shares of Common Stock, which it has sole voting power with respect to 863,600 shares, shared voting power with respect to 0 shares, shared dispositive power with respect to 1,179,200 shares and sole dispositive power with respect to 0 shares. UBS Americas indirectly beneficially owns 969,600 shares of Common Stock, which it has sole voting power with respect to 654,000 shares, shared voting power with respect to 0 shares, shared dispositive power with respect to 969,600 shares and sole dispositive power with respect to 0 shares. UBS AM beneficially owns 889,800 shares of Common Stock, which it has sole voting power with respect to 574,200 shares, shared voting power with respect to 0 shares, shared dispositive power with respect to 889,800 shares and sole dispositive power with respect to 0 shares. Each of UBS AG, UBS Americas and UBS AM disclaim beneficial ownership of all 1,179,200 shares. The address of the principal business of UBS AG is One North Wacker Drive, Chicago, Illinois 60606.
(6)	This information is obtained from a Schedule 13G dated February 1, 2006, filed with the SEC by Dimensional Fund Advisors Inc. (Dimensional), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts are collectively referred to as the Funds). In its role as investment advisor or manager to the Funds, Dimensional has investment and/or voting power over 768,850 shares of Common Stock of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The address of the principal business of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
(7)	Includes the following shares subject to options exercisable currently or within 60 days of March 6, 2006: Mr. Bloom, 21,500 shares; Ms. Engel, 484,500 shares; Mr. Hayssen, 6,500 shares; Mr. Kasen, 26,500 shares; Dr. King, 19,000 shares; Mr. Weber 44,000 shares; Ms. Linehan, 172,938 shares; Mr. Melville, 126,233 shares; Mr. Rothmeier, 62,938 shares; and Mr. Schugel, 169,938 shares.
(8)	Dr. King owns 2,990 shares in a revocable trust, which she controls.
(9)	Includes 1,197,411 shares subject to options exercisable currently or within 60 days of March 6, 2006, inclusive of the options exercisable as described in footnote (7).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the cash and noncash compensation for each of the last three fiscal years awarded to, or earned by, the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during fiscal 2005.

Name and Principal Position	Year	Annual Compensation (1)				Long-Term Compensation

		Salary ($)		Bonus ($)		Stock Awards ($) (2)		Securities Underlying Options (#)	All Other Compensation ($)

Susan E. Engel, Chairwoman of the Board and Chief Executive Officer	2005	605,000		—		630,851	(3)	82,500	147,290	(4)
	2004	605,000		142,478		—		—	105,726
	2003	605,000		—		—		—	142,921
Elise M. Linehan, Executive Vice President - Product Development	2005	265,000		—		117,225	(5)	12,938	58,293	(4)
	2004	265,000		106,180		—		10,000	45,684
	2003	220,000		50,000		—		—	47,195
Andrew E. Melville, Executive Vice President - Time To Celebrate (6)	2005	265,000		—		63,496	(7)	12,938	50,937	(4)
	2004	265,000		56,180		—		—	38,898
	2003	253,000		—		—		—	55,604
Michael J. Rothmeier, Executive Vice President - Marketing (8)	2005	265,000		—		117,225	(10)	25,876	49,463	(4)
	2004	206,000	(9)	56,180		—		75,000	137,973
	2003	—		—		—		—
Timothy J. Schugel, Chief Financial and Operating Officer	2005	270,000		75,000	(11)	240,981	(12)	31,605	51,968	(4)
	2004	270,000		57,240		—		30,000	46,982
	2003	250,000		50,000		—		—	54,682

(1)	With respect to each named executive officer, the aggregate amount of perquisites and other personal benefits, securities or property was less than both $50,000 and 10% of the total of annual salary and bonus reported for such named executive officer in each of 2005, 2004 and 2003.

(2)	The value of each executive officer’s performance shares included in this column is determined by multiplying the average of the high and low price of the Company’s Common Stock on the respective dates of grant of the award by the number of shares awarded. Vesting and earning amounts and schedules are set forth in a footnote below for each named executive officer. Accelerated vesting may occur in the event a “change in control” occurs. Any dividends that may be declared and paid on the Company’s Common Stock shall also be declared on performance shares but deferred in payment until the performance shares are earned and vested, and an individual’s forfeiture of unearned and unvested performance shares will also result in a corresponding forfeiture of deferred dividends.
(3)	On January 3, 2005, Ms. Engel was awarded 18,630 performance shares and, on December 29, 2005, she was awarded 24,000 performance shares. The shares comprising the 18,630-share grant will be earned and vested on December 30, 2006 if the Company achieves $43,253,000 of operating cash flow for fiscal years 2005 and 2006, subject to the terms and conditions of the Agreement for Performance Shares between the Company and Ms. Engel. The shares comprising the 24,000-share grant will be earned and vested on December 29, 2007 if the Company achieves $89,000,000 of operating cash flow for fiscal years 2006 and 2007, subject to the terms and conditions of the Agreement for Performance Shares between the Company and Ms. Engel. The aggregate value of Ms. Engel’s performance shares at the end of fiscal year 2005 (at $13.20 per share) was $562,716. In addition, Ms. Engel has 2,860 shares of restricted stock, which were part of a prior equity grant. The aggregate value of this restricted stock at the end of fiscal year 2005 was $37,752 (at $13.20 per share). The 2,860 shares will vest on December 31, 2006, subject to the terms and conditions of the Restricted Stock Agreement between the Company and Ms. Engel.
(4)	Reflects term life insurance premiums in the amounts of $2,322, $540, $810, $2,322 and $810, respectively; disability insurance premiums and tax reimbursement in the amounts of $35,858, $5,788, $5,162, $9,211 and $5,344, respectively; matching contributions by D 56, Inc. under the D 56, Inc. 401(k) Retirement Savings Plan in the amounts of $8,400, $8,400, $8,400, $5,812 and $8,400, respectively; retirement contributions in the amounts of $100,710, $43,565, $36,565, $32,118 and $37,414, respectively; for Ms. Engel, Ms. Linehan, Mr. Melville, Mr. Rothmeier and Mr. Schugel.
(5)	On January 3, 2005, Ms. Linehan was awarded 6,986 performance shares. These shares will be earned and vested on December 30, 2006 if the Company achieves $43,253,000 of operating cash flow for fiscal years 2005 and 2006, subject to the terms and conditions of the Agreement for Performance Shares between the Company and Ms. Linehan. The aggregate value of Ms. Linehan’s performance shares at the end of fiscal year 2005 (at $13.20 per share) was $92,215. In addition, Ms. Linehan has 650 shares of restricted stock, which were part of a prior equity grant. The aggregate value of this restricted stock at the end of fiscal year 2005 was $8,580 (at $13.20 per share). The 650 shares will vest on December 31, 2006. subject to the terms and conditions of the Restricted Stock Agreement between the Company and Ms. Linehan.
(6)	Mr. Melville’s employment with the Company terminated on January 13, 2006.
(7)	On January 3, 2005, Mr. Melville was awarded 6,986 performance shares. Under the terms of his Agreement for Performance Shares and his severance agreement, 3,784 of the 6,986 performance shares will be earned and vested if the Company achieves $43,253,000 of operating cash flow for fiscal years 2005 and 2006, and the remaining 3,202 shares were surrendered to the Company. The aggregate value of Mr. Melville’s 3,784 performance shares at the end of fiscal year 2005 (at $13.20 per share) was $49,949.
(8)	Mr. Rothmeier’s employment with the Company terminated on March 3, 2006.
(9)	Mr. Rothmeier started his employment with the Company on March 22, 2004. This salary represents Mr. Rothmeier’s salary for the period March 22, 2004 through January 1, 2005, based on an annualized salary of $265,000.00.
(10)	On January 3, 2005, Mr. Rothmeier was awarded 6,986 performance shares. Under the terms of his Agreement for Performance Shares and his severance agreement, these 6,986 performance shares will be earned and vested if the Company achieves $43,253,000 of operating cash flow for fiscal years 2005 and 2006. The aggregate value of Mr. Rothmeier’s performance shares at the end of fiscal year 2005 (at $13.20 per share) was $92,215.
(11)	A discretionary bonus was awarded to Mr. Schugel by the Compensation Committee for his performance in fiscal year 2005.
(12)	On January 3, 2005, Mr. Schugel was awarded 6,986 performance shares and, on December 29, 2005, he was awarded 9,333 performance shares. The shares comprising the 6,986-share grant will be earned and vested on December 30, 2006 if the Company achieves $43,253,000 of operating cash flow for fiscal years 2005 and 2006, subject to the terms and conditions of the Agreement for Performance Shares between the Company and Mr. Schugel. The shares comprising the 9,333-share grant will be earned and vested on

December 29, 2007 if the Company achieves $89,000,000 of operating cash flow for fiscal years 2006 and 2007, subject to the terms and conditions of the Agreement for Performance Shares between the Company and Mr. Schugel. The aggregate value of Mr. Schugel’s performance shares at the end of fiscal year 2005 (at $13.20 per share) was $215,411. In addition, Mr. Schugel has 650 shares of restricted stock, which were part of a prior equity grant. The aggregate value of this restricted stock at the end of fiscal year 2005 was $8,580 (at $13.20 per share). The 650 shares will vest on December 31, 2006, subject to the terms and conditions of the Restricted Stock Agreement between the Company and Mr. Schugel.

Option Grants in Last Fiscal Year

The following table sets forth all options to acquire shares of the Company’s Common Stock granted to the executive officers named in the Summary Compensation Table during the last fiscal year.

Name	Number of Securities Underlying Options Granted (#) (1)		Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/share)	Expiration Date (3)	Grant Date Present Value (4)

Susan E. Engel	34,500	>	14.36%	16.78	01/03/2015	$223,812
	48,000			13.26	12/29/2015	$250,267
Elise M. Linehan	12,938		2.25%	16.78	01/03/2015	$83,933
Andrew E. Melville	12,938		2.25%	16.78	01/12/2008	$83,933
Michael J. Rothmeier	12,938	>	4.50%	16.78	02/28/2007	$83,933
	12,938			13.26	12/29/2007	$67,457
Timothy J. Schugel	12,938	>	5.50%	16.78	01/03/2015	$83,933
	18,667			13.26	12/29/2015	$97,328

(1)	The options granted will be exercisable at various times in accordance with each optionee’s stock option agreement, provided, however, in no event can options be exercised earlier than the one year anniversary of the grant date pursuant to the 2004 Stock Incentive Plan approved by the shareholders.
(2)	In the last fiscal year, the Company granted to employees options to purchase a total of 574,562 shares of Common Stock.
(3)	The options generally expire on the earliest of (a) the tenth anniversary of the date of grant, (b) various periods of time following a separation of employment in accordance with each optionee’s stock option agreement, or (c) the exercise in full of the option.
(4)	The Company calculated the estimated present value at grant date of options granted during fiscal year 2005 using the Black-Scholes option pricing model. Note that this model is only one method of valuing options, and the Company’s use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the option exercise price at the time of the exercise. The assumptions the Company used to develop the grant date valuations were: estimated time until exercise of six years; a risk-free interest rate of 3.8% (for options granted on 1/3/05) and 4.1% (for options granted on 12/29/05), representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 32% and no dividends.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table during fiscal 2005 and the value of stock options held by these officers at the end of fiscal 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Susan E. Engel	—	—	450,000	82,500	470,549	—
Elise M. Linehan	—	—	160,000	12,938	198,610	—
Andrew E. Melville	—	—	124,295	12,938	97,128	—
Michael J. Rothmeier	—	—	25,000	75,876	—	—
Timothy J. Schugel	—	—	157,000	31,605	102,489	—

(1)	Options are “in-the-money” at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option. The amounts represent the difference between the fair market value of the securities underlying the options on December 30, 2005, ($13.20) and the exercise price of the options, multiplied by the applicable number of options.

Equity Compensation Plan Information

The following table presents information about the Company’s equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans [excluding securities reflected in column (a)] (c)

Equity compensation plans approved by security holders	2,088,387	14.33	256,651 (1)
Equity compensation plans not approved by security holders (2)	118,804	14.08	—
Total	2,207,191	14.32	256,651

(1)	The Company’s 2004 Stock Incentive Plan (the 2004 Stock Plan) replaced the Company’s 1995 Stock Incentive Plan, 1997 Stock Incentive Plan and 2001 Non-Officer Stock Option Plan (collectively, the Prior Plans). The 2004 Stock Plan authorized the issuance of awards with respect to 1,000,000 shares of Common Stock, together with shares remaining available under the Prior Plans and shares that would become available for issuance under the Prior Plans incident to forfeitures and for other reasons specified in the Prior Plans. This share number represents the aggregate number of shares remaining available under the 2004 Stock Plan, which is the sum of the 1,000,000 shares specifically authorized under the 2004 Stock Plan as reduced by the number of shares that have been previously awarded under the 2004 Stock Plan, and increased by the number of shares remaining available under the Prior Plans (net of forfeitures).
(2)	The only equity compensation plan not approved by stockholders pursuant to which options are outstanding or remaining available for grant as reflected in the table above is the Company’s 2001 Non-Officer Stock Option Plan (the 2001 Plan). The 2001 Plan provides for the issuance only of “nonqualified options” to purchase the Company’s Common Stock (2001 Plan Options). 2001 Plan Options may be issued only to nonofficer employees, consultants and advisors to the Company and its subsidiaries. The 2001 Plan and the issuance of 2001 Plan Options is determined and administered by the Company’s Chief Executive Officer and its Vice President, Human Resources Officer (the Committee). The Committee determines all terms of 2001 Plan Options, including such terms as the amount of the Company’s common shares subject to a 2001 Plan Option, exercise price and vesting, but no 2001 Plan Options may be transferred by the optionee (other than by will or otherwise in the case of death), and no 2001 Plan Option may have a duration greater than ten years from the date of grant. Vesting and exercisability of 2001 Plan Options accelerate immediately upon a “Change in Control” (as defined in the 2001 Plan). The 2001 Plan will terminate immediately prior to the tenth anniversary of its adoption by the Company’s Board of Directors, although the Board may terminate or amend the 2001 Plan at any earlier time so long as no such amendment or termination adversely affects any 2001 Plan Option then outstanding. This summary of the 2001 Plan does not purport to be complete and is qualified in its entirety by the terms of the 2001 Plan, the entire text of which was filed as Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the 2001 fiscal year.

Does the Company have employment agreements with the executive officers named in the Summary Compensation Table?

No.

Does the Company have severance and change in control arrangements with the executive officers named in the Summary Compensation Table?

Yes. The Company has change in control arrangements with the Chief Executive Officer and each of the other executive officers named in the Summary Compensation Table and severance agreements with Mr. Melville and Mr. Rothmeier.

Change in Control Agreement with Chief Executive Officer

If within one year following the occurrence of any event specified as a “change in control,” the employment of Ms. Engel is involuntarily or voluntarily terminated for any reason (other than death, disability or retirement), Ms. Engel will receive a cash lump sum payment equal to:

•	her target pro rata bonus for the year of termination, plus
•	2.99 times the sum of her base salary on the date of termination plus her maximum annual cash bonus opportunity in the year of the “change in control.”

In addition, Ms. Engel’s unvested stock options, restricted or deferred stock awards and nonqualified retirement benefits vest and all restrictions relating to any restricted or deferred stock lapse. Ms. Engel also has the right to continue participation in all of the Company’s welfare benefit plans for the shorter of 36 months or until substantially equivalent benefits are received from a subsequent employer.

Ms. Engel also has the right to receive such payments and benefits if her employment is involuntarily terminated without “cause” (1) within four weeks prior to a public announcement by the Company of an agreement with a third party to effect a “change in control” which agreement is approved by the Company’s Board of Directors in force immediately prior to such announcement or (2) at any time from the time of such announcement through the closing of such agreement (or through the consummation of a “change in control” with or by a party competing with such third party to effectuate a Board-approved “change in control”).

Except for the welfare benefits, the change in control payments are not subject to mitigation or offset. In the event that, after the imposition of any excise tax, Ms. Engel were to retain less than 100% of the total payments due her under the change in control agreements, the Company shall be obligated to pay a full “gross up” amount to Ms. Engel.

Change in Control Agreements with Other Executive Officers Named in the Summary Compensation Table

If within 24 months following the occurrence of any event specified as an “unapproved change in control” (i.e., not approved by the Company’s Board of Directors in force prior to the change in control), the employment of the executive is involuntarily or voluntarily terminated for any reason (other than death, disability, retirement or an involuntary termination for cause), the executive will receive a cash lump sum payment equal to:

•	the executive’s target pro rata bonus for the year of termination, plus
•	An amount equal to up to 2 times the sum of the executive’s base salary on the date of termination plus the executive’s highest cash bonus during the past 3 years.

In addition, the executive’s unvested stock options, restricted or deferred stock awards and nonqualified retirement benefits vest and all restrictions relating to any restricted or deferred stock lapse. The executive also has the right to continue participation in all of the Company’s welfare benefit plans for the shorter of 24 months or until substantially equivalent benefits are received from a subsequent employer.

The executive also has the right to receive such payments and benefits if the executive’s employment is involuntarily terminated without “cause” (1) within four weeks prior to a public announcement by the Company of an agreement with a third party to effect a “change in control” which agreement is approved by the Company’s Board of Directors in force immediately prior to such announcement or (2) at any time from the time of such announcement through the closing of such agreement (or through the consummation of a “change in control” with or by a party competing with such third party to effectuate a Board-approved “change in control”).

The executive also has the right to receive such payments and benefits if the executive’s employment is terminated without “cause” or the executive resigns for “good reason” within 12 months following any “approved change in control” (i.e., approved by the Company’s Board of Directors in force prior to the change in control).

Except for the welfare benefits, the change in control payments are not subject to mitigation or offset. In the event that, after the imposition of any excise tax, the executive were to retain less than 80% of the total payments due the executive under the change in control agreements, the Company shall be obligated to pay a full “gross up” amount to the executive.

Severance Agreement with Andrew E. Melville

On October 4, 2005, the Company entered into a General Release of Claims Agreement with Andrew E. Melville, former Executive Vice President – Time to Celebrate. The agreement provides that Mr. Melville’s service as an officer of the Company would terminate on January 13, 2006 (the Termination Date). The agreement provides Mr. Melville with the following benefits: (i) severance pay for a period of one-year following the Termination Date in the amount of his final annualized pay, which is equal to $265,000; (ii) in the event Mr. Melville elects COBRA coverage, the ability to pay his COBRA premiums at the active employee rate for the remainder of calendar year 2006, and (iii) three months of outplacement services plus three additional months in the event Mr. Melville requires such services following the expiration of the first three-month period. With respect to Mr. Melville’s stock options and performance shares in the Company’s stock, please refer to the “Summary Compensation” and “Option Grants in Last Fiscal Year” tables in this Proxy Statement. In exchange for the benefits set forth above, Mr. Melville released the Company from any and all legal claims arising out of or relating to his employment with the Company.

Severance Agreement with Michael J. Rothmeier

On March 22, 2006, the Company agreed to enter into a Release Agreement with Michael J. Rothmeier, former executive Vice President – Marketing, who was terminated from employment with the Company on March 3, 2006 (the Termination Date). The agreement provides Mr. Rothmeier with the following benefits: (i) severance pay for a period of twelve months in the amount of his final annualized pay, which is equal to $265,000; (ii) in the event Mr. Rothmeier elects COBRA coverage, the ability to pay the COBRA premium at the active employee rate for the twelve month severance period; and (iii) continuation of vesting of Mr. Rothmeier’s equity grants over the twelve month severance period. In addition, the Release Agreement provides for mutual releases of the parties.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee during the most recently completed fiscal year were Michael R. Francis (through his resignation, effective September 1, 2005), Stewart M. Kasen, Reatha Clark King and Vin Weber. During such time, no member of the Compensation Committee was a current or former officer or employee of the Company, and none of the Company’s executive officers served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as director of the Company or on the Compensation Committee of the Company.

Other Transactions

Wells Fargo & Company owns 1,193,648 shares of the Company’s Common Stock, representing 8.5% of the Company’s outstanding Common Stock as of March 6, 2006. UBS Global Asset Management owns 1,179,200 shares of the Company’s Common Stock, representing 8.4% of the Company’s outstanding Common Stock as of March 6, 2006.

On September 1, 2005, the Company entered into a term loan agreement with UBS Securities LLC and other UBS affiliates (collectively UBS) to finance, in part, the purchase of its acquisition of Lenox, Incorporated. The total amount of the loan was $100,000,000. The loan was syndicated by UBS (affiliates of UBS Global Asset Management) among various parties, including Wells Fargo Foothill, LLC (an affiliate of Wells Fargo & Company). During 2005, the Company paid interest on the loan to UBS and Wells Fargo in the amounts of $343,736 and $255,472, respectively.

On September 1, 2005, the Company entered into a revolving loan agreement with UBS to finance, in part, the purchase of its acquisition of Lenox, Incorporated and to provide working capital for the Company’s operations. The total amount of the loan was $175,000,000. The loan was syndicated by UBS (affiliates of UBS Global Asset Management) among various parties, including Wells Fargo Foothill, LLC (an affiliate of Wells Fargo & Company). During 2005, the Company paid interest and fees on the loan. UBS’ and Wells Fargo’s shares of such interest during that period were $772,155 and $279,151, respectively. UBS’ and Wells Fargo’s shares of such fees during that period were $101,092 and $125,302, respectively.

In 2005, the Company utilized the insurance brokerage services of Acordia, Inc., an affiliate of Wells Fargo & Company, and paid that entity $150,000 for insurance brokerage services. This transaction was conducted at arms’ length in the ordinary course of business of each party to the transaction.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporated future filings, including this Proxy Statement, the following sections titled “Compensation Committee Report”, “Stock Performance Graph” and “Audit Committee Report” shall not be incorporated by reference into any such past or future filings of the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is composed entirely of nonmanagement directors who are independent, as defined under the Company’s Board Governance Principles and the NYSE listing standards. The members of the Committee during the most recently completed fiscal year were Michael R. Francis, Stewart M. Kasen, Reatha Clark King and Vin Weber. Mr. Francis resigned from the Board, effective September 1, 2005. The Committee meets throughout the year to review general compensation issues. During fiscal year 2005, the Committee met three times.

This report discusses the Committee’s overall objectives in designing the Company’s executive compensation program. It also reviews the Committee’s compensation determinations in 2005 for the Chief Executive Officer and the Company’s executive officers named in the Summary Compensation Table in this Proxy Statement.

What is the Company’s executive compensation philosophy?

The approach taken to compensation for executive officers is designed to:

•	Emphasize company performance and place a substantial portion of officer compensation at risk;
•	Align interests of management with those of stockholders and bring focus on long-term value creation by providing a significant portion of compensation in Company equity; and
•	Attract, motivate and retain executives of high caliber and ability.

What are the primary components of the Company’s ongoing executive compensation program?

The primary components of the Company’s executive compensation program consist of base salary, annual cash incentives and stock incentives. One-time cash awards are also considered on a discretionary basis. In setting total compensation, the Compensation Committee considers each executive’s responsibilities, accomplishments and experience in his or her specific area. The Committee may also perform a subjective evaluation of the appropriate overall compensation to induce an individual to join the Company as an officer and to remain in the Company’s employ. The Committee considers compensation data in relevant executive labor markets, where available, in determining executive salaries and opportunities for incentive compensation. No specific weights are assigned to these factors, although the Compensation Committee believes job position, accomplishments and subjective evaluation of appropriate overall compensation to attract or retain the executive are the most important factors.

Base Salary

Consistent with the Company’s entire philosophy, the most substantial opportunities for additional compensation for the Company’s executives are in corporate growth and performance-based incentives. As a result, the Compensation Committee takes a market-based approach in its annual review of officer base salaries, primarily considering level and changes of responsibility and general executive salary market trends. In fiscal year 2005, there were no changes to the base salaries of the executive officers named in the Summary Compensation Table.

Annual Cash Incentives

At the 2004 Annual Meeting, the Company’s stockholders approved the 2004 Cash Incentive Plan (the Cash Plan), which provides for performance-based cash incentives (Awards) to key employees. The Compensation Committee administers the Cash Plan and selects the employees who are eligible for Awards under the Cash Plan (the Participants). The Cash Plan designates that Participants must meet certain targets in a “Performance Period” in order to be granted an Award. Performance Periods may be equal to or longer than, but not less than, a fiscal year and may overlap. Within 90 days after the beginning of the Performance Period, and before 25% of the Performance Period has elapsed, the Compensation Committee will establish Performance Targets, Target Awards and objective criteria for determining the Performance Percentage to be applied to each Target Award to which a Performance Target relates in arriving at the actual award payout amount. The Performance Targets are based on one or more of the following metrics:

•	revenue growth;
•	operating income;
•	operating cash flow;
•	net income;
•	earnings per share;
•	return on sales;
•	return on assets;
•	return on equity;
•	return on invested capital; and
•	total stockholder return.

Participant Awards for a Performance Period of one year cannot exceed $1,500,000. Participant Awards for a Performance Period of greater than one year cannot exceed $3,000,000. Participants cannot earn Awards for more than three Performance Periods that end within a single fiscal year.

In 2005, the metrics that were evaluated were earnings per share and revenue. Based upon those metrics, no cash bonuses were awarded for fiscal year 2005.

Equity Incentives

At the 2004 Annual Meeting, the Company’s stockholders approved the 2004 Stock Incentive Plan (the Stock Plan), which provides for nonqualified stock options, tandem and stand-alone stock appreciation rights (SARs) and other stock based awards, including restricted stock and performance shares, to be administered by the Committee. The purpose of the Stock Plan is to promote the interests of the Company and its stockholders by providing incentives to certain employees, consultants and nonemployee directors to encourage them to remain with the Company. The Stock Plan replaces the 1995 Stock Incentive Plan, 1997 Stock Incentive Plan and 2001 Nonofficer Stock Option Plan. The Stock Plan authorizes the issuance of awards with respect to 1,000,000 shares of the Company’s Common Stock, together with shares remaining under the earlier plans and Shares that may become available under those earlier plans as a result of forfeitures and other reasons set out in those earlier plans.

Each option recipient receives a written agreement setting out the terms of the award. The exercise price of an option will not be less than 100% of the fair market value of a share of Common Stock on the date on which the option is granted. Each option is vested and exercisable on the date, during the period and for a certain number of shares of Common Stock as the Committee determines. The following restrictions apply:

•	Options are not exercisable after ten years from the grant date;
•	Options are not exercisable earlier than one year after the grant date; and
•	Options are subject to earlier termination, expiration or cancellation as provided in the Stock Plan or the individual agreement.

In 2005, Ms. Engel, Ms. Linehan, Mr. Melville, Mr. Rothmeier and Mr. Schugel received option grants, as set out in the Option Grants in the Last Fiscal Year table in this Proxy Statement.

Each grantee of performance shares receives a written agreement setting out the terms of the award. The performance shares are based upon the achievement of a performance target over a specified performance cycle as established by the Compensation Committee. In 2005, Ms. Engel, Ms. Linehan, Mr. Melville, Mr. Rothmeier and Mr. Schugel received performance shares as set forth in the Summary Compensation table in this Proxy Statement.

Does the Company provide any other executive benefits?

The Company’s executive compensation program also includes various employee benefits. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. They are similar to the benefits offered to the Company’s other employees but, in some cases, include variations which are intended to enhance the tax efficiency of the benefit to the recipient or serve as a substitute for benefit opportunities lost due to regulatory contribution limits or changes in company policies.

How is the Chief Executive Officer compensated?

Ms. Engel’s compensation is principally comprised of a base salary, a bonus, stock options, performance share awards and contingent cash/restricted stock awards. In fiscal year 2005, Ms. Engel received a base salary of $605,000. Her bonus and equity incentive awards for 2005 were determined as described above for other executive officers, and the actual amounts are shown in the Summary Compensation Table in this Proxy Statement.

How does the Company handle limitations on the tax deductibility of compensation?

Under Section 162(m) of the U.S. Internal Revenue Code, the Company must meet specified requirements related to the Company’s performance and stockholder approval of certain compensation arrangements in order for the Company to fully deduct compensation in excess of $1,000,000 paid to any executive officer named in the Summary Compensation Table. The Cash Plan approved by stockholders in 2004 includes specific performance criteria; therefore, annual incentive awards granted under the Cash Plan are deemed to meet the requirements of Section 162(m) for deducting compensation in excess of $1,000,000. The Committee believes that compensation paid pursuant to the Cash Plan will be deductible. The stockholders approved the 2004 Stock Incentive Plan at the 2004 Annual Meeting so that compensation attributable to stock options and certain other awards granted under the plan may be excluded from the $1,000,000 cap as well.

Compensation paid in fiscal 2005 subject to the Section 162(m) cap is not expected to exceed $1,000,000 for any executive officer named in the Summary Compensation Table. Therefore, the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the executive officers named in the Summary Compensation Table for fiscal 2005.

The Company intends to continue its practice of paying competitive compensation to attract and retain executive officers to manage the Company in the best interest of the Company and its stockholders. The Company therefore may choose to provide nondeductible compensation to executive officers if it deems such compensation to be in the best interest of the Company and its stockholders.

This Report is submitted by the members of the Compensation Committee:

Stewart M. Kasen, Chair
Reatha Clark King
Vin Weber

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total return on $100 invested on December 31, 2000, in each of the Company’s Common Stock, the Standard & Poor SmallCap 600 Index and two peer group indices.

One peer group index (the Old Peer Group) is composed of the following issuers: Action Performance Companies, Inc., A. T. Cross Co., Inc., Enesco Group, Inc., Fossil Inc., Franklin Covey Co., Lenox Group Inc, Mayors Jewelers, Inc. and Russ Berrie & Co. The second peer group index (the New Peer Group) is composed of the following issuers: Blyth Inc., Enesco Group, Inc., Lenox Group Inc, Lifetime Brands, Inc., Libbey, Inc. and Russ Berrie & Co.

The Old Peer Group was the peer group used in the Company’s 2005 Proxy Statement and years prior to 2005. The New Peer Group was established to reflect a more appropriate peer group in light of the Company’s acquisition of Lenox, Incorporated on September 1, 2005.

In calculating the peer group indices, each of the issuers is weighted to recognize its stock market capitalization. The returns of the Standard & Poor SmallCap 600 Index and the peer group indices are calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph specifies data values for the preceding trading day nearest to each of the Company’s fiscal year-ends during such period.

The stock price performance shown on the graph below is not necessarily indicative of future price performance. Data points below provided by Research Data Group, Inc., a licensee of Standard & Poor’s.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG LENOX GROUP INC, THE S&P SMALLCAP 600 INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

*$100 invested on 12/30/00 in stock or index-including reinvestment of dividends. Index calculated on month-end basis.

	Cumulative Total Return

	12/30/00	12/31/01	12/28/02	1/3/04	1/1/05	12/31/05

LENOX GROUP INC	100.00	74.78	111.74	120.00	144.78	115.13
S & P SMALLCAP 600	100.00	106.54	90.95	126.23	154.82	166.71
NEW PEER GROUP	100.00	110.33	118.34	142.42	130.85	86.89
OLD PEER GROUP	100.00	129.23	157.86	194.75	229.01	179.08

AUDIT COMMITTEE REPORT

What governs the activities of the Audit Committee?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties as well as requirements for its composition and meetings. The Board of Directors adopted the current Audit Committee charter on February 18, 2004.

What matters have members of the Audit Committee discussed with the independent auditors?

In its meetings with representatives of the independent auditors, the Audit Committee asked them to address and discuss their responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•	Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?
•	Based on the auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?
•	Based on the auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for it?
•	During the course of the fiscal year, have the auditors received any communication or discovered any information indicating any improprieties with respect to the Company’s accounting and reporting procedures or reports?

The Audit Committee has also communicated to the independent auditors that they are retained by the Audit Committee and that they must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee.

What has the Audit Committee done with regard to the Company’s audited financial statements for fiscal 2005?

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;
•	Discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;
•	Received from Deloitte the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and
•	Discussed with Deloitte that firm’s independence and concluded that Deloitte is independent from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2005 be included in the Company’s 2005 Annual Report on Form 10-K filed with the SEC.

Has the Audit Committee reviewed the fees paid to the Independent Registered Public Accounting Firm during fiscal 2005?

The Audit Committee has reviewed and discussed the fees paid to Deloitte relating to fiscal 2005 for audit and audit-related services, tax services and all other services, which are set forth below under

“Principal Accountant Fees and Services.” The Audit Committee has determined that the provision of the nonaudit services is compatible with Deloitte’s independence.

Who prepared this report?

This report has been furnished by the members of the Audit Committee at the end of fiscal 2005:

Charles N. Hayssen, Chair
James E. Bloom
Vin Weber

PRINCIPAL ACCOUNTANT FEES AND SERVICES

What were the services provided by and fees paid to Deloitte in the last two fiscal years?

The following table summarizes the fees billed to the Company for audit and non-audit services rendered by Deloitte, the Company’s independent registered public accounting firm, during 2005 and 2004:

	2005	2004

Audit Fees (1)	$768,700	$439,075
Audit Related Fees (2)	$182,501	$24,060
Tax Fees (3)	$30,050	$33,840
All Other Fees (4)	$0	$3,897

Total	$981,251	$500,872

(1)	Includes fees for professional services rendered in connection with the audits of the Company’s consolidated financial statements for the fiscal years ended December 31, 2005, and January 1, 2005, and reviews of the related quarterly financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC. Audit fees for fiscal year 2004 also includes $231,175 for attestation services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes fees for employee benefit plan audits of $10,175 and $10,380 in 2005 and 2004, respectively. In addition, includes $172,326 in fees for due diligence services performed in connection with the Company’s acquisition of Lenox, Incorporated in 2005.
(3)	Primarily consists of fees for tax compliance services of $25,100 and $31,490 and tax advice of $4,950 and $2,350 in 2005 and 2004, respectively.
(4)	Includes fees for miscellaneous services.

In accordance with SEC rules and the Company’s Audit Committee Charter, the Audit Committee preapproved all fees billed by Deloitte in fiscal years 2005 and 2004.

What are the preapproval policies of the Audit Committee for audit and nonaudit services?

The Audit Committee is responsible for reviewing and preapproving any nonaudit services to be performed by the Company’s independent auditors. The Audit Committee has delegated its preapproval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any preapproval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the Company’s review of the copies of such forms that it received and written representations from certain reporting persons, the Company believes that since May 3, 2004 all of its executive officers, directors and ten percent stockholders complied with all applicable reporting requirements, except that: (1) Stewart Kasen, Reatha Clark King, Gary Matthews and Andrew Melville each filed one late Form 4 reporting one transaction; (2) Gregg Peters filed three late Form 4s reporting one transaction each; and (3) Joel Anderson filed one late Form 4 reporting one transaction and one late Form 3 report when he first became subject to the reporting requirements of Section 16(a).

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals, including nominations for director, for consideration at the Company’s 2007 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s By-Laws. To be timely under Rule 14a-8, stockholder proposals must be received by the Secretary of the Company by December 7, 2006, in order to be considered for inclusion in the Company’s Proxy Statement. Under the Company’s By-Laws, if a stockholder plans to bring an item of business before a meeting of stockholders, the stockholder must notify the Company generally not less than 60 days nor more than 90 days prior to the meeting, provided, however, that if less than 70 days notice of the meeting date is given, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the earlier of the day on which notice of the meeting date is mailed or public disclosure of such date was made. If the Company does not receive notice of a stockholder proposal within the time requirements set forth in the By-Laws, then the Company will not be required to present such proposal at the 2007 Annual Meeting. The proposals must also comply with all applicable statutes and regulations.

OTHER MATTERS

As of the date of this Proxy Statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Louis A. Fantin
Secretary

Lawrenceville, New Jersey
April 6, 2006

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 17, 2006

11:00 a.m. (Eastern Daylight Time)

7 West 34th Street, 11th Floor, Suite 1117

New York, NY 10001

If you would like to access the proxy materials electronically next year, go to the following consent site address: http://www.econsent.com/lnx/

One Village Place 6436 City West Parkway Eden Prairie, MN 55344	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2006.

The undersigned hereby appoints Louis A. Fantin and Robert O. Cohen, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Lenox Group Inc Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Lenox Group Inc to be held on Wednesday, May 17, 2006, at 11:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ITEMS 1 AND 2. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 16, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the recording provides you.

VOTE BY INTERNET — http://www.eproxy.com/lnx/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on May 16, 2006.
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Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Lenox Group Inc, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	01 James E. Bloom 02 Susan E. Engel 03 Charles N. Hayssen	04 Stewart M. Kasen 05 Reatha Clark King 06 John Vincent Weber	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of Deloitte & Touche LLP as Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, provide full name of corporation and title of authorized officer signing the proxy.